Exhibit 10.64

February 13, 2013

John Pappajohn

666 Walnut Street, Ste 2116

Des Moines, IA 50309

Re:	Amended and Restated Credit Agreement with Cancer Genetics, Inc.

Dear John:

This letter agreement will memorialize your agreement with respect to the $2.0 million in outstanding principal amount of your loans to the Company made pursuant to that certain Amended and Restated Credit Agreement (“Credit Agreement”) by and among you, Pecora and Company and NNJCA Capital, LLC, as lenders, and CANCER GENETICS, INC., a Delaware corporation (the “Company”), as borrower, dated as of February 13, 2012, and the promissory notes (the “Notes”) issued pursuant thereto. The promises set forth in this letter agreement are made to induce us and our underwriters to proceed with the initial public offering, which is also beneficial to you.

You hereby irrevocably agree to convert the $2.0 million principal amount of your loans under the Credit Agreement into shares of common stock of the Company effective upon the consummation of the Company’s initial public offering and that, notwithstanding anything to the contrary in the Credit Agreement or the Notes, the conversion price shall be equal to the initial public offering price per share so that all Notes issued to you under the Credit Agreement shall be converted to common stock upon consummation of the initial public offering. You also hereby represent to us that your spouse, Mary Pappajohn, has consented to the terms of this letter agreement.

Very truly yours,

/s/ Panna L. Sharma
Panna L. Sharma
President and CEO

Agreed to and Accepted by:

/s/ John Pappajohn
John Pappajohn